EXHIBIT 1



                     SOUTHWESTERN ELECTRIC POWER COMPANY
                     RATIO OF EARNINGS TO FIXED CHARGES
                 FOR THE TWELVE MONTHS ENDED MARCH 31, 1994
                          (Thousands except Ratio)
                                 (Unaudited)



Operating Income                                          $118,924

Adjustments
      Federal and state income taxes                        43,053
      Provision for deferred Federal
        and state income taxes                              (2,804)
      Deferred investment tax credits                       (5,093)
      Other income and deductions                            4,478
      Allowance for borrowed and equity
        funds used during construction                       3,071
      Interest portion of financing leases                   2,415

                  Earnings                                $164,044


Fixed Charges:
      Interest on long-term debt                          $ 41,086
      Amortization of debt issuance cost                     3,405
      Other interest                                         1,839
      Interest portion of financing leases                   2,415

                  Fixed Charges                           $ 48,745


Ratio of Earnings to Fixed Charges                            3.37